Exhibit 10.22
AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

$4,500,000.00	October 17, 2007
1. FOR VALUE RECEIVED, CENTRAL IOWA ENERGY, LLC, an Iowa limited liability company (the “Borrower”), hereby promises to pay to the order of F & M Bank-Iowa, a bank chartered under the laws of Iowa (the “Lender”), the principal sum of Four Million Five Hundred Thousand and No/100ths ($,500,000.00) Dollars, or so much thereof as may be advanced to, or for the benefit of, the Borrower and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein pursuant to that certain Amended and Restated Master Loan Agreement of even date herewith by and between the Lender and the Borrower (as it may be amended, modified, supplemented, extended or restated from time to time, the “MLA”), and pursuant to that certain Amended and Restated Third Supplement to the MLA, dated as of even date herewith, by and between the Lender and the Borrower (as it may be amended, modified, supplemented, extended or restated from time to time, the “Third Supplement”), and which remains unpaid, in lawful money of the United States and immediately available funds. This Amended and Restated Revolving Line of Credit Note (the “Note”) is issued pursuant to the terms and provisions of the MLA and the Third Supplement and is entitled to all of the benefits provided for in the MLA and the Third Supplement. All capitalized terms used and not defined herein shall have the meanings assigned to them in the MLA and the Third Supplement.
2. The outstanding principal balance of this Note shall bear interest at a variable rate determined by Lender to be three and one-quarter percent (3.25%) above the LIBOR Rate in effect on the date of the first Advance pursuant to this Note. Notwithstanding the foregoing, the rate of interest under this Note shall be adjusted by Lender pursuant to the provisions of the MLA, the Third Supplement and this Note.
3. The “LIBOR Rate” means the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined) for banks subject to FRB Regulation D (as hereinafter defined) or required by any other federal law or regulation, quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time two Banking Days (as hereinafter defined) before the commencement of the Interest Period for the offering of U.S. Dollar deposits in the London interbank market for an Interest Period of one month, as published by Bloomberg or another major information vendor listed on BBA’s official website. “Banking Day” shall mean a day on which Lender is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England. “Eurocurrency Liabilities” has the meaning as set forth in FRB Regulation D. “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended from time to time
4. The rate of interest due hereunder shall initially be determined as of the Availability Date and shall thereafter be adjusted, as and when, the LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the first day of the month following the date of any change in the LIBOR Rate and shall remain in effect until and including the day immediately preceding the next such adjustment (each such day hereinafter being referred to as an “Adjustment Date”). All such adjustments to said rate shall be made and become effective as of the Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of a year of three hundred sixty-five or three hundred sixty-six (365 or 366) days, but charged for actual days principal is outstanding.

5. Notwithstanding anything to the contrary in the MLA, the Third Supplement and this Note, no advances will be made to the Borrower under this Note until the Availability Date as specified in the Third Supplement.
6. Beginning on the first (1st) day of the first calendar month following the Availability Date and continuing on the first (1st) day of each succeeding month thereafter until the Revolving Line of Credit Loan Maturity Date, the Borrower shall make monthly payments of accrued interest.
7. The outstanding principal balance hereof, together with all accrued interest, if not paid sooner, shall be due and payable in full on October 14, 2008 (the “Revolving Line of Credit Loan Maturity Date”).
8. All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal.
9. This Note may be prepaid at any time, at the option of the Borrower, either in whole or in part, subject to the obligation of the Borrower to compensate the Lender for any loss, cost or expense as a result of such prepayment as set forth in the MLA and the Third Supplement. Notwithstanding anything to the contrary herein, this Note shall be subject to the prepayment premium provided for in Section 2.10 of the MLA. This Note is subject to mandatory prepayment, at the option of the Lender, as provided in the MLA and the Third Supplement.
10. In addition to the rights and remedies set forth in the MLA and the Third Supplement: (i) if the Borrower fails to make any payment to Lender when due under this Note, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment under this Note; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances under this Note shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect under the terms of this Note; (iii) after the Revolving Loan Maturity Date, whether by reason of acceleration or otherwise, the unpaid principal balance of this Note (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect under this Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.
11. If the Borrower fails to make any payment to Lender within ten (10) days of the due date thereof, the Borrower shall pay, in addition to such amount, a late charge equal to five percent (5%) of the amount of such payment.
12. This Note is secured by, among other instruments, a Amended and Restated Mortgage, Security Agreement and Financing Statement of even date herewith (the “Mortgage”) covering various parcels of real property, fixtures, and personal property located in Jasper County, Iowa. In the event any such security is found to be invalid for whatever reason, such invalidity shall constitute an event of default hereunder. All of the agreements, conditions, covenants, provisions, and stipulations contained in the Mortgage, or any instrument securing this Note are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein. It is agreed that time is of the essence of this Note.

13. Upon the occurrence at any time of an Event of Default or at any time thereafter, the outstanding principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of the Lender, be immediately due and payable, without notice or demand and Lender shall be entitled to exercise all remedies provided in this Note, the MLA, the Third Supplement, or any of the Loan Documents.
14. Upon, the occurrence at any time of an Event of Default or at any time thereafter, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.
15. The Borrower promises to pay all reasonable costs of collection of this Note, including, but not limited to, reasonable attorneys’ fees paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.
16. Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.
17. This Note shall be governed by and construed in accordance with the laws of the State of Iowa.
18. The Borrower hereby irrevocably submits to the jurisdiction of any Iowa state court or federal court over any action or proceeding arising out of or relating to this Note, the MLA and any instrument, agreement or document related hereto or thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Iowa state or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Nothing in this Note shall affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction to the extent permitted by law.

CENTRAL IOWA ENERGY, LLC, an Iowa limited liability company
/s/ James Johnston
By: James Johnston
Its: Chairman